   As filed with the Securities and Exchange Commission on April 9, 1997


                                                   Registration No. 333-22907

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        QUICKTURN DESIGN SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                                         77-0159619
(State of incorporation)                    (I.R.S. Employer Identification No.)

                               440 CLYDE AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (415) 967-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RAYMOND K. OSTBY
                  VICE PRESIDENT, FINANCE AND ADMINISTRATION,
                          AND CHIEF FINANCIAL OFFICER
                        QUICKTURN DESIGN SYSTEMS, INC.
                               440 CLYDE AVENUE
                           MOUNTAIN VIEW, CA  94043
                                (415) 967-3300
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:
                              HERBERT P. FOCKLER
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                (415) 493-9300

       Approximate date of commencement of proposed sale to the public:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                           ----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          ----------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

PROSPECTUS
(Subject to completion, dated April 9, 1997)

                               2,404,346 SHARES

                        QUICKTURN DESIGN SYSTEMS, INC.
                                 COMMON STOCK

             -----------------------------------------------------

    This Prospectus relates to the public offering, which is not being underwritten, of up to 2,404,346 shares of Common Stock, par value $0.001 per share (the "Shares"), of Quickturn Design Systems, Inc. ("Quickturn" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisition of SpeedSim, Inc. ("SpeedSim"), by and through a merger of a wholly-owned subsidiary of Quickturn ("Sub") with and into SpeedSim. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the Agreement and Plan of Reorganization dated January 16, 1997 (the "Reorganization Agreement") by and among Quickturn, Sub and SpeedSim.

    The Shares may be offered by the Selling Stockholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholders" and "Plan of Distribution."

    The Company's Common Stock is listed on the Nasdaq National Market under the symbol "QKTN." On April 8, 1997, the last sale price of the Company's Common Stock was $7.875 per share.

                    ---------------------------------------

   SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                    ---------------------------------------

    The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

                    ---------------------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                    ---------------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 0-22738) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;
    (2) The Company's Current Report on Form 8-K, filed with the Commission on February 21, 1997;
    (3) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on October 29, 1993; and
    (4) The description of the Company's Preferred Shares Rights contained in the Registration Statement on Form 8-A, filed with the Commission on January 17, 1996.

    All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

    Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, Quickturn Design Systems, Inc., 440 Clyde Avenue, Mountain View, California 94043 or by telephone at
(415) 967-3300.

                                  THE COMPANY

    Quickturn Design Systems, Inc. ("Quickturn" or the "Company") designs, manufactures, sells and supports products that provide system-level verification solutions for the design of integrated circuits and electronic systems. The Company's emulation systems are designed to improve design quality and to reduce time-to-market and prototype development costs compared to traditional verification methodologies. Quickturn's emulation systems are used by electronic design engineers to generate a reprogrammable physical prototype, or "virtual silicon" representation, of their electronic circuit designs. This virtual silicon representation is then plugged into the target system to achieve concurrent verification of the entire system design, including system application software. This allows iterative design changes to the emulated
circuits, all prior to silicon fabrication.   Quickturn's SpeedSim-TM-
cycle-based simulation products, which complement the Company's emulation products, are used by customers to verify digital logic designs. The Company was incorporated in California in July 1987 and reincorporated in Delaware in December 1993. The Company's executive offices are located at 440 Clyde Avenue, Mountain View, California 94043, and its telephone number is
(415) 967-3300.


                          FORWARD-LOOKING STATEMENTS

    This Prospectus and the documents incorporated herein by reference contain forward-looking statements that are based on current expectations, estimates and projections about the Company's industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those set forth herein under "Risk Factors," as well as those noted in the documents incorporated herein by reference. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 RISK FACTORS

    THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY:

    DEVELOPING MARKET; ACCEPTANCE OF THE COMPANY'S PRODUCTS. Substantially all of the Company's revenue has been derived from the sale of its verification products, and sales of such products are expected to continue to account for substantially all of the Company's revenue for the foreseeable future. To date, the Company's products have been sold to a limited number of customers. Accordingly, broad market acceptance of verification products by existing and new customers is critical to the Company's future success. The adoption of the Company's verification products in the design verification process by IC and system designers, particularly those which have historically relied on other methodologies, generally requires the designer to adopt an entirely new method of design verification. While the Company believes that its verification products offer considerable advantages in the IC and system design process, there can be no assurance that market acceptance of those products will continue to grow. Moreover, there can be no assurance that emulation products will be adopted beyond the high-end emulation market, which is characterized by complex ICs of hundreds of thousands or, in some cases, millions of logic gates. The adoption of the Company's verification products for designing ICs and systems will also depend on the continued increased complexity of ICs designed into electronic systems, integration of the Company's products with other tools for design and verification, importance of the time-to-market benefits of verification products and industry acceptance of the need to close the gap between high level design and silicon production. Because the market for verification products is new and evolving, it is difficult to predict with any assurance whether the market for verification products will continue to expand.

    POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; ACCUMULATED DEFICIT; NON-COMPLIANCE WITH DEBT COVENANTS. The Company's quarterly operating results have in the past and may in the future vary significantly depending on factors such as the timing of customer development projects and related orders to purchase the Company's verification products, new product announcements and releases by the Company, and economic conditions generally and in the electronics industry specifically. Other factors which could adversely affect the Company's quarterly operating results in the future include the efficiencies achieved by the Company in managing inventories and fixed assets, the timing of expenditures in anticipation of increased sales, customer product delivery requirements and shortages of components or labor. Many of the Company's customers order on an as-needed basis and often delay delivery of firm purchase orders until their project commencement dates are determined. As a result, the Company's backlog at the beginning of a quarter may not represent a significant percentage of its product sales anticipated in that quarter. Quarterly revenue and operating results will therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Moreover, a significant portion of the Company's revenue in each quarter generally results from shipments during the last few weeks of the quarter. The absence of significant backlog and the concentration of sales at the end of the quarter limit the Company's ability to plan operating expenses and production and inventory levels. In addition, sales of individual systems make up a significant percentage of the Company's quarterly revenue. Therefore, if anticipated shipments in any quarter do not occur or are delayed, the Company's expenditure levels could be disproportionately high as a percentage of revenue, and the Company's operating results for that quarter would be adversely affected.

    LENGTHY SALES CYCLES. Sales of the Company's products depend, in significant part, upon the decision of a prospective customer to commence a project for the design and development of complex ICs and systems. In view of the significant amount of time and commitment of capital involved in the design and development of complex ICs and systems, the Company may experience delays following initial qualification of the Company's verification products as a result of delays in commencement of the project by a customer. For this and other reasons, the Company's verification products typically have a lengthy sales cycle during which the Company may expend substantial funds and management effort. Lengthy sales cycles subject the Company to a number of significant risks, including inventory obsolescence and fluctuations in operating results, over which the Company has little or no control.

    CUSTOMER CONCENTRATION. A relatively limited number of customers have historically accounted for a substantial portion of the Company's revenue.
These customers represent early adopters of emulation technology. The Company expects that sales of its products to a limited number of customers will continue to account for a high percentage of revenue for the foreseeable future. The loss of a major customer or any reduction in orders by such customers, including reductions due to market or competitive conditions in the electronics or electronic design automation ("EDA") industry, would have an adverse effect on the

Company's financial condition and results of operations. Moreover, the Company's ability to increase its sales will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers and the general economy. There can be no assurance that such increases will occur.

    DEPENDENCE ON ELECTRONICS INDUSTRY. The Company is dependent upon the state of the electronics industry, and in particular new system and IC design projects. The electronics industry is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and margin pressures, which cause the industry to be volatile. As a result, the electronics industry has historically experienced sudden and unexpected downturns, during which new system and IC design projects decrease. Because most of the Company's sales occur upon the commencement of new projects for system and IC products, the Company is dependent upon the rate of commencement of new system and IC design projects. Accordingly, negative factors affecting the electronics industry could have a material adverse effect on the Company's financial condition or results of operations.

    NEW PRODUCTS AND TECHNOLOGICAL CHANGE. The EDA industry is characterized by extremely rapid technological change in both hardware and software development, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current lines of verification products and to design, develop and support its next-generation verification products on a timely basis that keep pace with technological developments and emerging industry standards. Next-generation verification products must also address the increasingly sophisticated needs of customers. All of the foregoing require a high level of expenditures for research and development by the Company. Although the Company is not currently aware of any material limitations on its ability to develop new products which are capable of verifying the next generation of ICs, there can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially and adversely affected. Moreover, from time to time, the Company may announce new products or technologies that have the potential to replace the Company's existing product offerings. There can be no assurance that the announcement of new product offerings will not cause customers to defer purchases of existing Company products, which could adversely affect the Company's results of operations.

    RISKS ASSOCIATED WITH ACQUISITION OF SPEEDSIM. In February 1997, the Company completed the acquisition of SpeedSim (the "SpeedSim Merger"). The Company expects to incur charges of approximately $1.2 million relating to the SpeedSim Merger in the quarter ended March 31, 1997. There can be no assurance that the Company will not incur additional charges in subsequent quarters to reflect costs associated with the SpeedSim Merger or that management will be successful in its efforts to integrate the operations of SpeedSim. Although the Company believes that the SpeedSim Merger will result in long-term strategic benefits, achieving these anticipated benefits will depend in part on whether the two companies' operations can be integrated in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of the companies' sales, marketing and research and development efforts. The difficulties of integration are exacerbated by the necessity of integrating personnel with disparate business backgrounds, combining two different corporate cultures and coordinating geographically separated organizations. The retention of SpeedSim employees is critical to ensure continued advancement, development and support of SpeedSim's technology and product development and marketing efforts. The difficulties of such integration may also be increased by the complexity of the technologies being integrated. These integration activities may have an adverse impact on SpeedSim's product development, commercialization and marketing efforts at crucial stages in these processes. There is no assurance that the foregoing will be accomplished smoothly or successfully. Moreover, SpeedSim is a company in the early stages of development. As a result, the Company believes that the increases in operating expenses associated with the development and integration of these new technologies could, in the near term, exceed any associated increases in revenues, which result would have an adverse impact on operating results. The integration of operations following the SpeedSim Merger will also require the dedication of management resources, which may distract attention from the day-to-day operations of Quickturn. The inability of management to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of Quickturn.

    COMPETITION. The EDA industry is highly competitive and rapidly changing. The Company's products are specifically targeted at the emerging portion of this industry relating to advanced verification technology, and to date substantially all of the Company's revenue has resulted from sales in this segment. The Company faces significant competition in advanced verification, in addition to competition from traditional design verification methodologies which rely on the approach of building and then testing complete system prototypes. The Company must continue to educate potential customers with respect to the benefits of emulation and cycle-based simulation in order for such customers to adopt the Company's advanced verification systems as a complement to standard simulation tools. Further, because of the requirement for a design verification methodology which reduces the number of costly design iterations and improves product quality, the Company expects competition in the market for advanced verification to increase as other companies attempt to introduce their products and product enhancements. Moreover, the Company competes with established EDA companies that have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger installed customer bases than the Company. In addition, many of these competitors have established relationships with current and potential customers of the Company. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could materially adversely affect the Company. Further, the Company competes with the design engineers of its existing and potential customers, who sometimes develop customized prototyping solutions for their particular needs. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition.

    Competitors may resort to litigation as a means of competition. Such litigation may result in substantial costs to the Company and significant diversion of management time. In 1995, Mentor Graphics Corporation ("Mentor") filed suit against the Company for declaratory judgment of noninfringement, invalidity and unenforceability of several of the Company's patents. Six of the Company's patents are now involved in the dispute, and the Company has filed counterclaims against Mentor and Mentor's French subsidiary, Meta Systems ("Meta"), for infringement and threatened infringement of those six patents. Furthermore, in January 1996, the Company filed a complaint with the International Trade Commission, seeking to stop unfair importation of hardware logic emulation systems manufactured by Meta on the grounds that such systems infringe the Company's patents. There can be no assurance as to the outcome of these matters. Moreover, although patent and intellectual property disputes in the EDA industry are often settled through licensing, cross-licensing or similar arrangements, costs associated with such litigation and arrangements may be substantial.

    INTERNATIONAL SALES. Revenue from most of the Company's international customers is denominated in U.S. dollars. However, receivables from certain international customers are denominated in local currencies. Such receivables are hedged, where practicable, by forward exchange contracts to minimize the impact of foreign exchange rate movements on the Company's operating results. The Company plans to continue to expand its international sales and distribution channels. However, there can be no assurance that the Company's products will achieve widespread commercial acceptance in international markets in the future. The Company's future international sales may be subject to additional risks associated with international operations, including currency exchange fluctuations, the seasonality of European, Far Eastern and other international markets, tariff regulations and requirements for export licenses, which licenses may on occasion be delayed or difficult to obtain.

    DEPENDENCE UPON CERTAIN SUPPLIERS. Certain key components used in the Company's emulation products are presently available only from sole or limited sources. The inability to develop alternative sources for these sole or limited source components or to obtain sufficient quantities of these components could result in delays or reductions in the Company's product shipments, which would adversely affect the Company's operating results. In particular, the Company currently relies on Xilinx, Inc. ("Xilinx") for its supply of field programmable gate arrays ("FPGAs"). The Company does not have a long-term supply agreement with Xilinx. If for any reason there were to be a reduction or interruption of supply of these FPGAs to the Company, the Company's results of operations would be materially adversely affected. Although the Company believes that it can obtain FPGAs from alternative sources in the event of a reduction or interruption of supply from Xilinx, a significant amount of time would be required to redesign the Company's emulation systems and software to accommodate an alternative FPGA supplier. In such event, the Company's operating results could be materially adversely affected. The Company currently mitigates this risk by maintaining a supply of FPGAs in inventory in excess of its forecasted requirements; however, there can be no assurance that this measure will be adequate to alleviate any future supply problems.

    The Company's emulation systems also use a proprietary IC that is currently manufactured solely by National Semiconductor Corporation, circuit boards that are currently assembled by two outside contractors and subassemblies that are manufactured by a single third-party vendor. The Company generally purchases these components pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with any of these suppliers. Moreover, the manufacture of these components is extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to production difficulties and quality variations that may be experienced by these suppliers. Therefore, the Company's reliance on its sole and limited source suppliers involves several risks, including a potential inability to obtain an adequate supply of required components, reduced control over pricing and timely delivery and quality of acceptable components. While the timeliness and quality of deliveries to date from such suppliers have been acceptable, there can be no assurance that problems will not occur in the future. Any prolonged inability to obtain adequate deliveries, or any other circumstances that would require the Company to seek alternative sources of supply, could have a material adverse effect on the Company's operating results and could damage the Company's relationships with its customers.

    DEPENDENCE UPON KEY PERSONNEL; RECENT MANAGEMENT CHANGES. The Company's performance is substantially dependent on the performance of its executive
officers.   Furthermore, the loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company does not maintain key person life insurance policies on the lives of its executive officers or key personnel, many of whom are important to the Company's future success. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key managerial and technical employees or that it will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability of the Company to attract and retain the necessary technical personnel in the future could impair the development of new products and have a material adverse effect upon the Company's business, operating results and financial condition.

    MANUFACTURING. The Company's emulation systems are complex and are used by the Company's customers in critical development projects which demand a high level of quality and reliability. The Company invests substantial resources to ensure the quality and reliability of its emulation systems and is required to provide a high level of service to its customers to minimize downtime in the event of a malfunction. There can be no assurance that the Company will be able to meet customer requirements for quality and reliability in the future.

    PROPRIETARY RIGHTS. The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on patent, trademark, trade secret and copyright law to protect its technology, the Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

    The Company currently holds 15 U.S. patents, of which one is co-owned, and has 18 patent applications on file at the U.S. Patent and Trademark Office. The Company's U.S. patents expire between 2008 and 2014. The Company also has six corresponding foreign patents and 24 foreign patent applications pending. The six foreign patents expire in 2009, except for one patent that expires in 2015. However, there can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned by the Company. The source code for the Company's proprietary software is protected both as a trade secret and as an unpublished copyrighted work. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Nevertheless, there can be no assurance that the steps taken by the Company will prevent misappropriation of its technology. In addition, litigation has been necessary in the past to enforce the Company's patents and may be necessary in the future to enforce the Company's patents and other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. See "-- Competition". Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

    From time to time the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of any third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against the Company or that any such assertions will not materially adversely affect the Company's business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, the Company could incur significant costs with respect to the defense thereof which could have a material adverse effect on the Company's business, financial condition or results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances, a license would be available under reasonable terms or at all.

    The Company also relies on certain software which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's verification products to perform key functions. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which would adversely affect the Company's operating results.

    VOLATILITY OF STOCK PRICE.   The market for Quickturn's Common Stock is
highly volatile, and could be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of technological innovations or new products by Quickturn or its competitors, changes in prices of Quickturn's or its competitors' products and services, changes in product mix, changes in revenue and revenue growth rates for Quickturn as a whole or for individual geographic areas, product units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which Quickturn does business or relating to Quickturn specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Quickturn's Common Stock. Statements by financial or industry analysts regarding the extent of the dilution in Quickturn's net income per share resulting from the SpeedSim Merger and the extent to which such analysts expect potential business synergies to offset such dilution can be expected to contribute to volatility in the market price of Quickturn's Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many high-technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Quickturn's Common Stock.

    ANTI-TAKEOVER PROVISIONS. The Company has adopted a number of provisions that could have antitakeover effects. In January 1996, the Company's Board of Directors adopted a Preferred Shares Rights Agreement, commonly referred to as a "poison pill." In addition, the Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. Furthermore, Quickturn is subject to the provisions of Section 203 of the General Corporation Law of Delaware, which has the effect of restricting changes of control of a company.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                             SELLING STOCKHOLDERS

    The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder owns as of such date, the number of shares of Common Stock owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                                         Shares Beneficially Owned
                                                    Shares        Shares Which May           After Offering(3)
                                                 Beneficially   be Sold Pursuant to      -------------------------
         Selling Stockholder                       Owned(1)      this Prospectus(2)       Number          Percent
-------------------------------------------      -------------- ---------------------     --------        ---------
Fidelity Investors Limited Partnership . . .       796,142            716,528                 0               --
John J. Shields. . . . . . . . . . . . . . .        58,383(4)          52,546(6)              0               --
Judith A. Shields. . . . . . . . . . . . . .        58,383(5)          52,546(6)              0               --
Donald J. McInnis(7) . . . . . . . . . . . .        603,05            542,746                 0               --
Kevin L. Ladd(8) . . . . . . . . . . . . . .        603,05            542,746                 0               --
Douglas B. Day . . . . . . . . . . . . . . .        94,847             85,363                 0               --
Christopher Mega . . . . . . . . . . . . . .         7,589              6,831                 0               --
Keith A. Westgate. . . . . . . . . . . . . .        86,195             77,576                 0               --
Richard Sayde. . . . . . . . . . . . . . . .       155,088            139,580                 0               --

--------------------------
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.
    Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2) Does not include an aggregate of 240,430 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Reorganization Agreement to secure the indemnificaiton obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). Such escrow will expire on July 17, 1997 to the extent no claims on the escrow have been made. A number of shares equivalent to the Escrowed Shares have been included in this Registration Statement, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by the individual Selling Stockholders as a result of the expiration of the escrow.
(3) Assumes the sale of all Common Stock offered hereby, including the Escrowed Shares, if any.
(4) Includes 53,076 shares of Common Stock held of record by Judith A. Shields, Mr. Shields' spouse.
(5) Includes 5,307 shares of Common Stock held of record by John J. Shields, Ms. Shields' spouse.
(6) Includes shares of Common Stock held of record by each of Mr. and Ms. Shields.
(7) Mr. McInnis is Senior Vice President, Advanced Simulation Division of the Company.
(8) Mr. Ladd is Vice President and Chief Technologist, Advanced Simulation Division of the Company.

                             PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
(e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

    The Company has agreed to indemnify the Selling Stockholders and any person controlling a Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two years following February 7, 1997, the closing date of the SpeedSim Merger (which period may be shortened or extended under certain circumstances). The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such two year period; however it is anticipated that at such time any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.


                                    EXPERTS

    The audited consolidated financial statements and financial statement schedule as of December 31, 1995 and 1996 and for each of the three years ended December 31, 1996 incorporated by reference in this Prospectus have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, which report is given upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

            ------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain
  Documents By Reference . . . . . . . . . . . . . . . . . . . . . . .       2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . .       3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .       9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .      10
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        QUICKTURN DESIGN SYSTEMS, INC.





                               2,404,346 SHARES

                                      OF

                                 COMMON STOCK




                 --------------------------------------------

                                  PROSPECTUS

                 --------------------------------------------













                                   April ___, 1997



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

    SEC registration fee . . . . . . . . . . . . . . . . . . . .     $  11,384
    Legal fees and expenses. . . . . . . . . . . . . . . . . . .        15,000
    Accounting fees and expenses . . . . . . . . . . . . . . . .         7,500
    Miscellaneous expenses . . . . . . . . . . . . . . . . . . .         6,116
                                                                      --------
            Total. . . . . . . . . . . . . . . . . . . . . . . .     $  40,000
                                                                      --------
                                                                      --------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Certificate of Incorporation limits the liability of directors for monetary damages to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

    The Registrant's Bylaws provide that the Registrant shall indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by law. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

    The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant's Bylaws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

    The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.


ITEM 16. EXHIBITS.

           2.1 Agreement and Plan of Reorganization dated as of January 16, 1997 (WHICH IS INCORPORATED HEREIN BY REFERENCE TO EXHIBIT 2.1 TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K FILED FEBRUARY 21, 1997)

           5.1* Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

          23.1          Consent of Independent Accountants.

          23.2*         Consent of Counsel (included in Exhibit 5.1).

          24.1*         Power of Attorney.


----------------
* Previously filed with the initial filing of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

    A.   UNDERTAKING PURSUANT TO RULE 415.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.


    B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.   UNDERTAKING IN RESPECT OF INDEMNIFICATION.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 8th day of April 1997.

                                  QUICKTURN DESIGN SYSTEMS, INC.

                                  By:  /s/ Raymond K. Ostby
                                       ---------------------------------------
                                       Raymond K. Ostby
                                       Vice President, Finance and
                                       Administration, Chief Financial Officer
                                       and Secretary



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on the 8th day of April 1997 in the capacities indicated.

         Signature                                    Title
-------------------------------   ---------------------------------------------

             *                    President, Chief Executive Officer and
-------------------------------   Director
    Keith R. Lobo                 (PRINCIPAL EXECUTIVE OFFICER)

    /s/ Raymond K. Ostby          Vice President, Finance and Administration,
-------------------------------   Chief Financial Officer and Secretary
    Raymond K. Ostby              (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

             *                    Chairman of the Board of Directors
-------------------------------
    Glen M. Antle


             *                    Director
-------------------------------
    Richard C. Alberding


             *                    Director
-------------------------------
    Michael R. D'Amour


             *                    Director
-------------------------------
    Frank J. Caufield


                                  Director
-------------------------------
    Yen-Son (Paul) Huang


             *                    Director
-------------------------------
    David K. Lam


*By: /s/ Raymond K. Ostby
    ---------------------------
        Raymond K. Ostby,
        Attorney-in-Fact

                               INDEX TO EXHIBITS



Exhibit
Number                       Description
-------  -----------------------------------------------------


2.1* Agreement and Plan of Reorganization dated as of January 16, 1997 (WHICH IS INCORPORATED HEREIN BY REFERENCE TO EXHIBIT 2.1 TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-k FILED FEBRUARY 21, 1997)


5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1     Consent of Independent Accountants.

23.2*    Consent of Counsel (included in Exhibit 5.1).


24.1*    Power of Attorney.


----------------
* Previously filed with the initial filing of this Registration Statement.